Exhibit 99.1

RESMED INC. ANNOUNCES RECORD FINANCIAL RESULTS FOR THE

QUARTER ENDED AND NINE MONTHS ENDED MARCH 31, 2012

SAN DIEGO, California, April 26, 2012 – ResMed Inc. (NYSE: RMD) today announced record revenue and income for the quarter ended March 31, 2012. Revenue for the quarter ended March 31, 2012 was $349.1 million, an 11% increase (a 13% increase on a constant currency basis) over the quarter ended March 31, 2011. For the quarter ended March 31, 2012, income from operations was $76.5 million and net income was $64.6 million, an increase of 20% and 21%, respectively, compared to the quarter ended March 31, 2011. Diluted earnings per share for the quarter ended March 31, 2012 were $0.44, an increase of 29% compared to the quarter ended March 31, 2011.

SG&A expenses were $101.0 million for the quarter ended March 31, 2012, an increase of $8.4 million, or 9% (a 10% increase on a constant currency basis) compared to the quarter ended March 31, 2011. SG&A costs were 28.9% of revenue in the quarter ended March 31, 2012, compared to 29.5% for the quarter ended March 31, 2011.

R&D expenses were $28.4 million for the quarter ended March 31, 2012, or 8.1% of revenue. R&D expenses increased by 22% (an 18% increase on a constant currency basis) compared to the quarter ended March 31, 2011. R&D expenses were negatively impacted by the appreciation of the Australian dollar against the U.S. dollar.

The company amortized acquired intangibles of $3.6 million ($2.6 million, net of tax) during the quarter ended March 31, 2012. Stock-based compensation costs incurred during the quarter ended March 31, 2012 of $7.9 million ($5.2 million, net of tax) consisted of expenses associated with stock options, restricted stock units, and our employee stock purchase plan.

For the nine months ended March 31, 2012, revenue was $996.6 million, an increase of 11% over the nine months ended March 31, 2011 (a 10% increase on a constant currency basis). For the nine months ended March 31, 2012, income from operations and net income were $204.7 million and $178.0 million, an increase of 2% and 6%, respectively, compared to the nine months ended March 31, 2011. Diluted earnings per share for the nine months ended March 31, 2012 were $1.18 per diluted share, an increase of 10% compared to the nine months ended March 31, 2011.

Inventory, at $183.5 million, decreased by $17.3 million compared to June 30, 2011. Accounts receivable days sales outstanding, at 67 days, decreased by 2 days compared to June 30, 2011.

Peter C. Farrell, Ph.D, chairman and chief executive officer, commented, “On a regional basis, revenue in the Americas increased by 18% to $189.9 million over the prior year quarter. Revenues outside the Americas were $159.2 million, an increase of 4% over the prior year’s quarter (a 7% increase on a constant currency basis). Our global operating profit for the March quarter was $76.5 million and cash flow from operations was a solid $86.0 million, demonstrating excellent operating performance. During the quarter, we also repurchased 2.3 million shares, at a cost of $67.0 million.

“If we focus on individual products, it is clear that mask growth remains exceptionally strong as demand for our interface offerings remains robust, especially in the Americas. We are also very pleased to see America’s flow generator sales return to double digit growth at 14% this quarter, reflecting continued demand for our S9™ line of flow generators, as we roll out the final products on this platform. This is especially the case for the S9 VPAP™ line of products.

“We also just announced the release of our new patient compliance management solution, EasyCare Online. This innovative new tool, which will be used by sleep labs, home medical equipment suppliers and other health care providers, aggregates usage and efficacy data from sleep-disordered breathing patients on CPAP therapy. Simple to use, while saving time and money, EasyCare Online employs a secure, cloud-based system which provides compliance data to give a real point of differentiation for our customers; this will be particularly important in today’s compliance-driven environment. Just as importantly, EasyCare Online will optimize patients’ therapy and health.

“Finally, recently published peer-reviewed studies have shown a strong correlation between sleep-disordered breathing and childhood behavioral difficulties, as well as changes in heart shape and function. These findings add to a mounting body of clinical data associating various health disorders with undiagnosed SDB and point to the increasing need to make the diagnosis and treatment of SDB a standard of care in the various medical silos where currently the problem is too easily ignored.”

About ResMed

ResMed is a global leader in the development, manufacturing and marketing of medical products for the diagnosis, treatment and management of respiratory disorders, with a focus on sleep-disordered breathing. The company is dedicated to developing innovative products to improve the lives of those who suffer from these conditions and to increasing awareness among patients and healthcare professionals of the potentially serious health consequences of untreated sleep-disordered breathing. For more information on ResMed, visit www.resmed.com.

ResMed will host a conference call at 1:30 p.m. US Pacific Time today to discuss these quarterly results. Individuals wishing to access the conference call may do so via ResMed’s Website at www.resmed.com or by dialing 617-847-8712 (domestic) or +1 617-847-8712 (international) and entering conference pass code no. 98379421. Please allow extra time prior to the call to visit the Website and download the streaming media player (Windows Media Player) required to listen to the Internet broadcast. The online archive of the broadcast will be available approximately 30 minutes after the live call and will be available for two weeks. A telephone replay of the conference call is available by dialing 617-801-6888 (domestic) and +1 617-801-6888 (international) and entering conference I.D. No. 11303824.

Further information can be obtained by contacting Constance Bienfait at ResMed Inc., San Diego, at (858) 836-5971; Brett Sandercock at ResMed Limited, Sydney, on (+612) 8884-2090; or by visiting the Company’s multilingual Website at www.resmed.com.

Statements contained in this release that are not historical facts are “forward-looking” statements as contemplated by the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding the Company’s future revenue, earnings or expenses, new product development and new markets for the Company’s products, are subject to risks and uncertainties, which could cause actual results to materially differ from those projected or implied in the forward-looking statements. Those risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for its most recent fiscal year and in other reports the Company files with the U.S. Securities & Exchange Commission. Those reports are available on the Company’s Website.

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Statements of Income (Unaudited)

(In US$ thousands, except per share data)

	Three Months Ended March 31,		Nine Months Ended March 31,
	2012	2011	2012	2011
Net revenue	$349,073	$313,258	$996,586	$901,255
Cost of sales	138,577	130,755	402,320	358,800

Gross profit	210,496	182,503	594,266	542,455

Operating expenses:
Selling, general and administrative	100,958	92,549	295,712	268,920
Research and development	28,398	23,319	81,822	65,032
Amortization of acquired intangible assets	3,592	2,673	11,055	7,276
Donation to Foundation	1,000	—	1,000	1,000

Total operating expenses	133,948	118,541	389,589	342,228

Income from operations	76,548	63,962	204,677	200,227

Other income (expenses), net:
Interest income, net	7,650	6,663	21,754	17,765
Other, net	(191)	398	7,005	8,506

Total other income, net	7,459	7,061	28,759	26,271

Income before income taxes	84,007	71,023	233,436	226,498
Income taxes	19,394	17,673	55,433	57,984

Net income	$64,613	$53,350	$178,003	$168,514

Basic earnings per share	$0.45	$0.35	$1.21	$1.11
Diluted earnings per share	$0.44	$0.34	$1.18	$1.07
Basic shares outstanding	144,024	153,251	146,931	152,407
Diluted shares outstanding	147,157	157,616	150,295	157,356

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RESMED INC AND SUBSIDIARIES

Condensed Consolidated Balance Sheets (Unaudited)

(In US$ thousands except share and per share data)

	March 31, 2012	June 30, 2011
ASSETS
Current assets:
Cash and cash equivalents	$776,067	$735,267
Accounts receivable, net	267,930	274,352
Inventories	183,488	200,777
Prepayments, deferred income taxes and other current assets	98,366	82,056

Total current assets	1,325,851	1,292,452

Property, plant and equipment, net	443,090	462,107
Goodwill	267,823	235,487
Other intangibles	59,410	47,911
Deferred income taxes and other non-current assets	32,669	30,965

Total non-current assets	802,992	776,470

Total assets	$2,128,843	$2,068,922

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	54,726	55,194
Accrued expenses	122,772	103,787
Deferred revenue	43,728	45,125
Income taxes payable	34,674	3,931
Deferred income taxes	597	640
Current portion of long-term debt	982	163

Total current liabilities	257,479	208,840

Non-current liabilities:
Deferred income taxes	8,112	8,051
Deferred revenue	15,761	17,237
Income taxes payable	3,538	4,057
Non-current portion of long-term debt	235,000	100,000

Total non-current liabilities	262,411	129,345

Total liabilities	519,890	338,185

Stockholders’ Equity:
Common stock	573	607
Additional paid-in capital	861,307	798,461
Retained earnings	1,289,865	1,111,862
Treasury stock	(806,826)	(504,625)
Accumulated other comprehensive income	264,034	324,432

Total stockholders’ equity	1,608,953	1,730,737

Total liabilities and stockholders’ equity	$2,128,843	$2,068,922

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